Exhibit 99.1

Scientific Learning Reports Preliminary Record Third Quarter Results
and Board Member Resignation

Media Contact:	Investor Contact:
Jessica Lindl	Bob Feller
Senior Vice President, Marketing and	Chief Financial Officer
Product Management	Scientific Learning Corporation
Scientific Learning Corporation	(510) 625-2281
(510) 625-6784	investorrelations@scilearn.com
jlindl@scilearn.com

Oakland, Calif. – October 9, 2009 - Scientific Learning Corporation (NASDAQ:SCIL), a leading provider of technologies for accelerated learning, today announced preliminary financial results for the third quarter ended September 30, 2009.  On a preliminary basis, total booked sales and revenues are expected to be record quarterly highs in the range of $25.5-$26.0 million and $19.0 to $20.0 million, respectively. The midpoint of these ranges would represent increases of 70% in booked sales and 54% in revenue versus the third quarter last year. Based on these preliminary booked sales and revenue figures, the company anticipates third quarter earnings per share in the $0.30-$0.34 range.  During the third quarter, the company paid off the $2.5 million balance on its line of credit, and in addition, expects to end the quarter with cash and cash equivalents in the range of $16-$17 million. The company currently anticipates reporting its full third quarter results the week of October 26th.

Andy Myers, Chief Executive Officer stated, “Our strong preliminary third quarter results were driven by improvement in the overall funding environment and sales and productivity initiatives put in place over the past 18 months. On the funding side, the flow of federal stimulus funds to individual school districts and the spending requirements linked to these funds have put school districts in a better position to execute new purchases. On the sales and productivity side, process, organizational and incentive changes implemented over the past year-and-a-half have resulted in meaningful improvements in sales productivity and increased operating leverage. As a result, we are closing more business and improving margins. As previously disclosed, the quarter’s booked sales also benefited from a large $6.9 million deal that closed in early July.  Looking ahead, we are moving into the seasonally slower fourth and first quarters in K-12, but our pipeline of potential new business remains healthy and we continue to be optimistic about our business.”

Separately, the company also announced today that board member David W. Smith has resigned from the company’s board of directors, effective October 8, 2009, in order to focus more of his time on his other professional and personal commitments.

Robert Bowen, Executive Chairman, stated, “The board and I would like to sincerely thank David for his many years of service and contributions to the company, and we wish him well in his future endeavors.”

The company believes that booked sales, a non-GAAP measure, is an important indicator of operating performance and has chosen to disclose these figures as part of its results. Booked sales should not be considered in isolation from revenue and is not intended to represent a substitute measure of performance calculated under GAAP. Reconciliations of preliminary booked sales, revenue and deferred revenue are included at the end of this release and in the investor information section of our website, http://www.scientificlearning.com/.

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning's Reading AssistantTM combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit www.scientificlearning.com or call toll-free 888-452-7323.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to the Company’s expected third quarter and other future financial results and the school funding environment. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: quarter end accounting processes associated with finalizing the results for the third quarter; general economic and financial conditions (including the recent adverse events in the general economy and in the financial and credit markets); availability of funding to purchase the Company's products and generally available to schools; unexpected challenges in product development; the acceptance of new products, including our first web-delivered products for home use, and product changes; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-Q for the quarter ended June 30, 2009 (Part II, Item 1A, Risk Factors), filed August 15, 2009. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Reconciliation of Preliminary Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	Three months ended September 30, 2009
	Range

Booked Sales	$25,500	26,000
Less Revenue	20,000	19,000
Net increase in current and long-term deferred	$5,500	$7,000

Beginning balance in current and long-term deferred	18,614	18,614
Ending balance in current and long-term deferred	$24,114	$25,614

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.